Exhibit 23.1

Consent of  Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Incentive Stock Option Agreements for 261 Employees listed on Exhibit 99 to such Registration Statement of Ben & Jerry's Homemade, Inc. of our report dated January 22, 1999, except for Note 17, as to which the date is February 26, 1999, with respect to the consolidated financial statements and schedule of Ben & Jerry's Homemade, Inc. included in its Annual Report (Form 10-K) for the year ended December 26, 1998, filed with the Securities and Exchange Commission.



Boston, Massachusetts
January 27, 2000